UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 12, 2012

CONVERTED ORGANICS INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33304	204075963
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7A Commercial Wharf West, BOSTON, Massachusetts		02110
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-624-0111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed on Form 8-K dated January 3, 2012 (the "Prior 8-K"), on such date a Securities Purchase Agreement (the "Purchase Agreement") was entered into by and among Converted Organics Inc. ("Company," "we," "our," or "us"), Iroquois Master Fund, Ltd. ("IMF") and Iroquois Capital Opportunity Fund, Ltd. ("ICOF"). Upon the terms and subject to the Purchase Agreement, we agreed to sell to IMF certain notes and warrants. The information set forth in the Prior 8-K is incorporated by reference herein.

On March 12, 2012, we entered into an agreement (the "March Agreement") with each of IMF and Hudson Bay Master Fund Ltd. ("Hudson," and collectively with IMF, the "Buyers"), pursuant to which we agreed to effect an additional closing under the Purchase Agreement in which we will issue the Buyers new notes having an aggregate original principal amount of $550,000 for a purchase price of $500,000 (the "New Notes"), and warrants to purchase an aggregate of 2,619,048 shares of common stock at an exercise price of $0.105 per share (the "New Warrants"). The New Notes are convertible into shares of our common stock at a conversion price equal to the lowest of (1) $0.105 per share (the "Fixed Conversion Price"), (2) the price which is 85% of the three lowest closing sale prices of the our common stock during the twenty trading day period preceding the applicable conversion date, and (3) the price which is 85% of the closing sale price of our common stock on the trading day preceding the applicable conversion date; provided that if we make certain dilutive issuances (with limited exceptions), the Fixed Conversion Price of the New Notes will be lowered to the per share price for the dilutive issuances. The closing of the purchase of the New Notes and New Warrants occurred on March 13, 2012. The New Notes and New Warrants will have identical terms to the Notes and Warrants described in the Prior 8-K. Pursuant to the March Agreement, we also agreed with IMF to amend the definition of "Fixed Conversion Price" in each of the notes we issued IMF in April 2011 and January and February 2012, as well as any notes exchanged for such notes, to $0.105 (subject to adjustment as provided in such notes).

On March 12, 2012, we entered into a Securities Purchase Agreement with Hudson (the "Preferred Stock Purchase Agreement"), pursuant to which we acquired 150 shares of Series A Convertible Preferred Stock (the "Preferred Shares") of Innovate/Protect, Inc., a privately-held Delaware corporation, for $495,000. In the March Agreement, we agreed to utilize the proceeds from the issuance of the New Notes to purchase the Preferred Shares.

The New Notes are secured by a first priority perfected security interest in all of the assets of the Company and its subsidiaries, including, without limitation, the Preferred Shares to be acquired, and each subsidiary is a guarantor thereof.

The foregoing descriptions of the March Agreement and the Preferred Stock Purchase Agreement, and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the March Agreement and Preferred Stock Purchase Agreement. Copies of the March Agreement and the Preferred Stock Purchase Agreement are attached hereto as exhibits and are incorporated herein by reference.

The March Agreement and the Preferred Stock Purchase Agreement have been included to provide investors and security holders with information regarding its terms. They are not intended to provide any other financial information about us or our subsidiaries and affiliates. The representations, warranties and covenants contained in the Preferred Stock Purchase Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Preferred Stock Purchase Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Preferred Stock Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of us or our subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Preferred Stock Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by us.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1 Letter Agreement by and among the Company, IMF and Hudson.
10.2 Securities Purchase Agreement by and among the Company and Hudson.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERTED ORGANICS INC.

March 14, 2012	By:	Edward J. Gildea

Name: Edward J. Gildea
Title: President & CEO

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Exhibit Index

Exhibit No.	Description

10.1	Letter Agreement By and Among the Company, IMF and Hudson
10.2	Securities Purchase Agreement By and Among the Company and Hudson